Exhibit 10.2

March 28, 2013

Thomas P. Lemke

11335 Seneca View Way

Great Falls, VA 22066

Re:	Severance Agreement and Release of Claims

Dear Tom:

This letter sets forth the terms pertaining to the termination of your employment by Legg Mason & Co., LLC (“Legg Mason”), effective as of March 31, 2013 (the “Separation Date”). We hope that your separation from Legg Mason can occur as smoothly as possible for you and for Legg Mason.

You will be paid through the Separation Date and you will receive your final paycheck on the next regular payroll date following the Separation Date. You will also receive payment for any accrued but unused paid time off to which you may be entitled, if any, at that time.

I am authorized to offer you the following severance package, contingent upon your agreeing to all terms and release provisions below.

1. Subject to your signing this Agreement, Legg Mason will pay you severance pay in the amount of $2,100,000. This payment will be less any applicable taxes and other deductions required by law and will be paid in a lump sum within 20 days after the revocation period described in paragraph (6c) expires, provided that you do not revoke this Agreement.

Furthermore, in consideration of your agreement to the terms provided in this Agreement, you are eligible for career transition services. These career transition services are subject to IRS rules applicable to reimbursements and in-kind benefits under separation pay plans. Information regarding career transition and outplacement services will be mailed to your home address within two (2) weeks after you have signed and returned this Agreement. Please contact us if you do not receive this information. You will have three (3) months to make initial contact with the outplacement services vendor.

If you are currently enrolled in Legg Mason’s medical, dental and/or vision plan, your current active coverage will end on March 31, 2013 and you will be eligible for up to 18 months of COBRA continuation coverage.

Under this Agreement, you will also receive a COBRA subsidy consisting of 100% of your applicable COBRA premium for twelve months (April 2013-March 2014). You will receive a COBRA Enrollment package within two weeks of the Separation Date. You must complete the Enrollment forms and return them to the COBRA administrator within 60 days in order to continue your health benefits.

Under, and upon effectiveness of, this Agreement, the vesting of any unvested shares of Restricted Stock or Stock Options that do not automatically vest as a result of the reduction in force termination will be accelerated to the Separation Date.

2. Except as expressly set forth in this Agreement, you will be entitled to no other benefits or further compensation from Legg Mason, and all payments made to you shall be less all applicable taxes and other deductions required by law. Nothing in this Agreement, other than as expressly provided in the last sentence in Section 1 above, will be deemed to affect the distribution, vesting or forfeiture of (i) your account, if any, under the Legg Mason & Co., LLC Profit Sharing and 401(k) Plan and Trust; (ii) equity awards received by you, if any, under the Legg Mason, Inc. 1996 Equity Incentive Plan; or (iii) amounts owed to you, if any, in the Legg Mason & Co., LLC Deferred Compensation/Phantom Stock Plan, all of which shall be governed by the terms of the applicable plans and related documents thereunder.

3. In connection with your employment with Legg Mason or its related entities, you had access to information of a nature not generally disclosed to the public. You agree to maintain the confidentiality of any client information obtained during your employment with Legg Mason or its related entities, as well as to keep confidential any business, personnel, proprietary or trade secret information in your possession pertaining to Legg Mason or its related entities or the employees, services, products or processes of any of these entities. You also agree (i) to return promptly any computer and electronic communication devices (e.g., computers, BlackBerrys, Personal Digital Assistants (PDAs), pagers), books, notes, files, documents, computer data, keys and passwords or other property in the same condition it was in at the time the property was issued to you that belongs to Legg Mason or its related entities; and (ii) not to copy or take or retain in your possession any books, notes, e-mails, documents or property belonging to Legg Mason or its related entities without my express written consent. Legg Mason expressly acknowledges that you may copy or take books, notes, documents and other materials relating to your legal book publishing (provided, of course, it is not Legg Mason property).

4. You agree not to disclose any information concerning the existence or terms of this Agreement to anyone other than your attorney, tax advisor or spouse prior to the date on which Legg Mason publicly files this Agreement with the Securities and Exchange Commission. This clause does not bar you from disclosing the terms of this Agreement in any governmental investigation, proceeding or hearing conducted pursuant to law.

5. In exchange for the consideration in the form of severance pay and benefits provided by Legg Mason in this Agreement, you agree to release and forever discharge Legg Mason as well as its stockholders, parents, subsidiaries, and other related enterprises, and all of those entities’ stockholders, directors, officers, employees, agents, insurers, employee benefit plans, fiduciaries, administrators, and successors (past, present and future) (hereinafter “Legg Mason Releasees”) from any and all rights, demands, causes of action, complaints, contracts and other claims whatsoever, in law or in equity, which you, your heirs, successors, assigns and any personal or legal representatives have or may have against the Legg Mason Releasees, including all known, unknown, undisclosed and unanticipated claims occurring before and including the effective date of this Agreement. This includes, but is not limited to, rights and claims which may arise out of or are in any way related to your employment by Legg Mason and the termination of your employment and further includes, without limitation, rights and claims under Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Worker Benefits Protection Act (“OWBPA”), the Equal Pay Act, the National Labor Relations Act, the Employee Retirement Income Security Act (“ERISA”) and any employee benefit plan sponsored by Legg Mason which is not subject to ERISA, the Americans with Disabilities Act as amended by the Americans with Disabilities Act Amendments Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Maryland Human Relations Act, including any amendments to the aforementioned statutes, and any other federal, state and local laws, regulations and ordinances prohibiting bias and/or employment discrimination. This also includes, but is not limited to, claims for violation of Legg Mason’s policies; wrongful, constructive, or retaliatory discharge; breach of contract or covenant, oral and written, express and implied; common law, and alleged torts; furthermore this includes a release for any costs or attorneys fees you may have incurred. Notwithstanding the provisions of this Section 5, (i) your right to indemnification or to be held harmless relating to third party claims and proceedings pursuant to applicable corporate documents or the laws of the State of Maryland shall continue in accordance with the terms of such documents and laws and (ii) your right to make claims or seek reimbursement relating to third party claims or proceedings pursuant to Legg Mason’s directors’ and officers’ insurance policy shall not be released and continue in full force and effect.

Notwithstanding the general release above, you do not waive any rights or claims that may arise after your execution of this Agreement, claims that may arise as a result of this Agreement, or claims that may not be waived as a matter of law. You do not waive or release any rights and claims that you may have under the Age Discrimination in Employment Act, as amended, which arise after the effective date of this Agreement. You do not waive rights to unemployment or workers compensation benefits.

This release does not prohibit you from filing a charge with any government administrative agency (such as the Equal Employment Opportunity Commission), or testifying, assisting or participating in an investigation, hearing or proceeding conducted by such agency; however, you waive the right to receive any individualized relief, such as reinstatement, backpay, or other damages, in a lawsuit or administrative action brought by any government agency or individual on your behalf. You agree that if there is any complaint filed in any court or arbitral forum in which you personally seek reinstatement, damages or other remedies relating to any claim that is covered by this General Release, you will immediately file a dismissal with prejudice of such claim or remedy.

6.	In accordance with the requirements of the ADEA, as amended by the OWBPA, the following information is provided:

a.	Time to consider this Agreement. You acknowledge that you have been provided with a copy of this Agreement and have been given forty-five (45) consecutive days in which to review and consider the Agreement. You may sign and return the Agreement sooner if you prefer.

b.	Attorney counsel. You are advised to consult with an attorney prior to signing this Agreement.

c.	Revocation. You acknowledge that you have a period of seven (7) calendar days following the signing of this Agreement to revoke this Agreement. Any such revocation of the Agreement must be made by you and delivered to Patricia Lattin, Legg Mason, 100 International Drive, Baltimore, MD, 21202, and received prior to the end of the revocation period. Any revocation hereunder shall not affect your termination from Legg Mason.

d.

When the terms become effective. The terms of the Agreement shall become final and binding only upon expiration of the revocation period provided in subparagraph 6(c) above. In other words, the effective date of this Agreement will be the 8th calendar day after you sign the Agreement, provided that you have not revoked the Agreement during the revocation period. No payments shall be made under this Agreement until the Agreement becomes final and binding upon the parties.

e.	Information concerning Severance Program. You acknowledge receipt of the following information (attached as Exhibits A and B and made a part of this Agreement-

(i)	a description of the class, unit or group of individuals that is covered by the Severance Program, and eligibility factors and time limits if any (Exhibit A); and

(ii)	the job classifications and ages of all individuals selected for the Program, and the ages of all individuals in the same job classification not selected for the Program (Exhibit B).

7. You agree and acknowledge that your employment with Legg Mason will be ending. On the Separation Date, you will be deemed to have resigned from all positions you hold at subsidiaries of Legg Mason, Inc. (other than your employment with Legg Mason that is addressed by this Agreement).

8. Both parties agree that neither this Agreement nor the payment of severance pay and benefits is an admission by the Legg Mason Releasees of any liability, wrongdoing or unlawful conduct of any kind.

9. You acknowledge that during your employment, you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits (including insurance benefits) to which you may be entitled, and that no other compensation, wages, bonuses, commissions and/or other benefits are due to you, except as provided in this Agreement. You further represent that you have abided by Legg Mason’s policies and procedures during the course of your employment. You understand and agree that if Legg Mason learns that these representations are not accurate, Legg Mason has the right to immediately cease its compensation and benefit obligations pursuant to paragraph 1 of this Agreement.

10. You agree that you will not disparage, defame, or otherwise represent in a negative light Legg Mason or its related entities and any of their directors, officers or employees, services, products, or processes. This clause does not bar you from testifying, assisting or participating in any governmental investigation, proceeding or hearing conducted pursuant to any fair employment practices law. Legg Mason, in turn, agrees to instruct all members of the Legg Mason Executive Committee as well its employees working in Legg Mason Public Relations and Investor Relations to not disparage, defame, or otherwise represent you in a negative light.

Legg Mason further agrees that Legg Mason and its related entities and any of their officers or employees will not, directly or indirectly, specifically or implicitly, represent or suggest that you were involved with, consulted on, or approved of in any manner the proposed changes to the Governance Group that you currently oversee. Legg Mason further acknowledges that you have communicated to it your views on the proposed changes. Legg Mason also agrees that you will not be asked to participate in the internal or external communication of the proposed changes to the Governance Group or to others. You agree that, if contacted by the general or trade press or by other third parties, you will not discuss or comment upon the proposed changes with them.

11. In the event that you bring a legal action, or any dispute, claim or controversy relating to this Agreement, your employment or the termination thereof, against any Legg Mason Releasees you agree that, at the option of Legg Mason, you will submit to arbitration. If you are associated in any capacity with a registered broker-dealer, you agree to arbitrate under the Constitution and Rules of the Financial Industry Regulatory Authority, Inc. If you are not associated with a registered broker-dealer, or the FINRA Arbitration forum is not otherwise available to you, you agree to arbitrate pursuant to the employment arbitration rules of the American Arbitration Association.

12. You acknowledge that you have been involved in several projects or tasks which may not have been completed as of the effective date of this Agreement, and, if requested by Legg Mason, you will cooperate with Legg Mason in accomplishing an orderly transition of your responsibilities. In addition, if requested by Legg Mason, you will provide reasonable assistance to Legg Mason in connection with matters that may have arisen out of your performance of your duties and responsibilities during your employment.

13. In consideration of the severance pay and benefits set forth herein, you agree that for a period of twelve (12) months following the Separation Date you will not, directly or indirectly, for yourself or on behalf of a third party, solicit or induce any employee or client of Legg Mason or its related entities to terminate his/her employment or business relationship with Legg Mason or its related entities or to become employed or shift their business elsewhere. However, this provision is not intended to prohibit you from providing a personal reference for another Legg Mason employee who is interviewing for a position outside of Legg Mason (provided, of course, you were not involved in soliciting or inducing the employee to leave Legg Mason).

14. You acknowledge that, at some point in the future, litigation may arise either directly or tangentially relating to your employment at Legg Mason and its related entities. You agree to appear without the need for a subpoena to provide deposition testimony and testify at trial and/or arbitration in connection with any such litigation. You also agree to cooperate in providing documents and information necessary to assist in the defense or prosecution of any such case, including telephone calls and meetings with Legg Mason counsel. If applicable, Legg Mason agrees to pay all reasonable out-of-pocket expenses involved.

15. You agree that the provisions of paragraphs 3, 4, 5, 7, 9, 10, 11, 12, 13 and 14 constitute material inducements to Legg Mason for the additional consideration being paid hereunder and that any breach of the provisions of those paragraphs shall constitute a material breach of this Agreement entitling Legg Mason to a return of the consideration paid by Legg Mason to the extent permitted by applicable law, as well as to claim for any further damages caused by such breach. In addition, Legg Mason may seek injunctive relief to prevent further breaches of those paragraphs.

Legg Mason agrees that any breach by Legg Mason of the provisions of paragraph 10 shall constitute a material breach of the Agreement entitling you to claim for any further damages caused by such breach. In addition, you may seek injunctive relief to prevent further breaches of paragraph 10.

16. If any portion of this Agreement is deemed to be invalid by an administrative agency, court, arbitrator, or other person or body deciding a dispute between the parties hereto, the parties intend and agree that the portion of the Agreement that is deemed invalid shall be severed from the Agreement, and that the remainder of the Agreement shall be valid and binding and interpreted in such a manner as respects the wishes of the Parties as much as possible; provided, however, that if such decision is made invalidating all or any part of Paragraph 5 of this Agreement (other than the release and waiver under the Age Discrimination in Employment Act) due to a challenge, claim or request submitted by you, then this entire Agreement shall be deemed null and void and you will be obligated to return to Legg Mason all of the severance pay described in Paragraph 1 to the extent permitted by applicable law.

17. This Agreement sets forth the entire agreement and understanding between the parties and supersedes any and all prior agreements or understandings pertaining to your employment or the termination thereof with the exception of any restrictive covenants, non-compete or confidentiality agreements between you and Legg Mason or its related entities, as well as post termination obligations as set forth in the Employee Handbook, which shall remain binding. This Agreement may be modified only in writing and shall be binding upon and inure to the benefit of you, Legg Mason and the respective heirs, executors, successors and assigns of each. Your signature to this Agreement will confirm that you are not relying upon any representations or statements made by Legg Mason or any of its agents, except as set forth herein.

18. Part of this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code as a short-term deferral, and part of this Agreement is intended to constitute a separation pay arrangement under applicable IRS rules. Nothing contained herein shall be deemed to alter the time or manner of any payment, benefit or amount that is deemed to be deferred compensation that is subject to Section 409A of the Internal Revenue Code, if applicable. Under the terms of the Phantom Stock Plan, payment must be delayed by six months to comply with 409A. By signing this Agreement you acknowledge and agree that Legg Mason does not make any representations as to the tax consequences of any compensation or benefits provided hereunder (including, without limitation, under Section 409A of the Internal Revenue Code, if applicable), and that you are solely responsible for any and all income, excise or other taxes imposed on you with respect to any and all compensation or other benefits provided to you.

19. This Agreement will be interpreted and enforced in accordance with the laws of the State of Maryland.

You are advised to consult with an attorney prior to signing this Agreement. If you wish to accept this offer, please sign and return the enclosed copy of this letter in the enclosed postage paid envelope. While I hope that you will accept this offer promptly, it will remain open for 45 days after your receipt of this letter. On the 46th day following your receipt, the offer shall be deemed withdrawn if it was not accepted during the 45 day period.

If you do not accept this proposal, Legg Mason will nevertheless proceed with the termination of your employment on the Separation Date. You will not, however, be provided with any of the benefits or compensation stated above.

I wish you the best of success and personal and professional fulfillment in the future.

Sincerely,

/s/ Joseph A. Sullivan

Joseph A. Sullivan
President and CEO

Date Agreement was given to employee:

March 28, 2013

I ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT, UNDERSTAND IT AND VOLUNTARILY SIGN AND ENTER INTO IT, INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST THE LEGG MASON RELEASEES EXISTING AS OF THE DATE THIS AGREEMENT IS SIGNED.

/s/ Thomas P. Lemke
Signature

Thomas P. Lemke
Printed Name

March 28, 2013
Date